Exhibit 99.1

Porter Bancorp, Inc. Reports Second Quarter Results

Second Quarter 2014 Net Loss Attributable to Common Shareholders of $672,000

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 30, 2014--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported unaudited results for the second quarter of 2014.

The Company reported a net loss attributable to common shareholders of $672,000, or ($0.06) per diluted share, for the second quarter of 2014 compared with a net loss of $1.7 million, or ($0.14) per diluted share, for the second quarter of 2013. Net loss attributable to common shareholders for the six months ended June 30, 2014, was $1.6 million, or ($0.14) per diluted common share, compared with net loss attributable to common shareholders of $2.2 million, or ($0.19) per diluted share, for the six months ended June 30, 2013.

Our primary initiatives for 2014 are to continue reducing non-performing assets, restore capital, and return to sustainable profitability while continuing to serve our customers and develop new quality financial relationships.

Second Quarter 2014 Financial Performance Highlights

  Net Interest Income – Net interest income increased to $7.6 million for the second quarter of 2014 compared with $7.3 million in the first quarter of 2014 and decreased from $8.4 million in the second quarter of 2013 as average loans declined to $677.6 million for the second quarter of 2014 compared with $698.2 million in the first quarter of 2014 and $806.9 million in the second quarter of 2013. Net interest margin increased to 3.13% in the second quarter of 2014, compared with 2.96% in the first quarter of 2014, and declined from 3.24% in the second quarter of 2013. While earning assets have decreased and interest expense has remained relatively flat, net interest margin was positively impacted in the second quarter by the collection of previously charged-off accrued uncollected interest and late charges of approximately $240,000 along with the full unpaid principal balance on three nonaccrual loans.
  Provision for Loan Losses – No provision for loan losses expense was recorded for the second or first quarters of 2014, or in the second quarter of 2013 due to the downsizing of the loan portfolio, declining historical loss rates, and a reduction in loans migrating downward in risk grade classification. The allowance for loan losses for loans evaluated collectively for impairment was 3.95% at June 30, 2014, compared with 4.10% at March 31, 2014, and 4.56% at June 30, 2013.
  Non-performing Assets - Non-performing assets, which include loans past due 90 days and still accruing, loans on nonaccrual, and other real estate owned (OREO), decreased to $107.3 million, or 10.20% of total assets at June 30, 2014, compared with $123.3 million, or 11.59% of total assets, at March 31, 2014, and $159.3 million, or 14.86% of total assets, at June 30, 2013.

Non-performing loans decreased to $44.4 million, or 6.90% of total loans, at June 30, 2014, compared with $77.3 million, or 11.33% of total loans, at March 31, 2014. The decline was primarily driven by $18.5 million of nonaccrual loans migrating to OREO, $12.2 million in principal payments received on nonaccrual loans, and $2.9 million of charge-offs.

Non-performing loans and OREO remain at elevated levels and continue to negatively impact financial performance.

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
	(in thousands)
Past due loans:
30 – 59 days	$3,057	$5,667	$10,696	$10,018	$8,600
60 – 89 days	991	1,232	775	7,582	2,979
90 days or more	—	—	232	—	71
Nonaccrual loans	44,375	77,344	101,767	106,922	112,185
Total past due and nonaccrual loans	$48,423	$84,243	$113,470	$124,522	$123,835

Loans past due 90 days or more	$—	$—	$232	$—	$71
Nonaccrual loans	44,375	77,344	101,767	106,922	112,185
OREO	62,935	45,918	30,892	41,857	47,030
Total non-performing assets	$107,310	$123,262	$132,891	$148,779	$159,286

In addition to nonaccrual loans and OREO, loans classified as Troubled Debt Restructures (TDRs) and on accrual totaled $32.4 million at June 30, 2014, compared to $41.8 million at March 31, 2014 and $54.9 million at June 30, 2013.

OREO at June 30, 2014 increased to $62.9 million, compared with $45.9 million at March 31, 2014, and $47.0 million at June 30, 2013. The Company acquired $19.6 million in OREO and sold $2.2 million in OREO during the second quarter of 2014. Fair value write-downs arising from new appraisals or lower marketing prices totaled $400,000 in the second quarter of 2014, compared with $250,000 in the first quarter of 2014 and $977,000 in the second quarter of 2013.

  Non-interest Expense – Non-interest expense increased $442,000 to $8.9 million for the second quarter of 2014, compared with $8.5 million for the first quarter of 2014, and decreased $2.9 million compared with $11.8 million for the second quarter of 2013. The increase from the first quarter of 2014 was due to increases in salary and employee benefit expenses, OREO expenses, and professional fees. The reduction in non-interest expense from the second quarter of 2013 was attributable primarily to lower loan collection expenses and lower OREO expenses.
  Income Tax Benefit – The calculation for the income tax provision or benefit generally does not consider the tax effects of changes in other comprehensive income, or OCI, which is a component of stockholders’ equity on the balance sheet. However, an exception is provided in certain circumstances, such as when there is a full valuation allowance against net deferred tax assets, there is a loss from continuing operations and income in other components of the financial statements. In such a case, pre-tax income from other categories, such as changes in OCI, must be considered in determining a tax benefit to be allocated to the loss from continuing operations. Our June 30, 2014 tax benefit is entirely due to gains in other comprehensive income that are presented in current operations in accordance with applicable accounting standards.
  Capital – At June 30, 2014, PBI Bank’s Tier 1 leverage ratio was 6.51% compared with 6.36% at March 31, 2014, and its Total risk-based capital ratio was 11.79% at June 30, 2014 compared with 11.50% at March 31, 2014, which are below the minimums of 9.0% and 12.0% required by the Bank’s Consent Order. At June 30, 2014, Porter Bancorp’s leverage ratio was 4.89% compared with 4.87% at March 31, 2014, and its Total risk-based capital ratio was 11.07%, compared with 10.93% at March 31, 2014.

Management and the Board of Directors continue to evaluate appropriate strategies for increasing the Company’s capital in order to meet the capital requirements of the Consent Order. These include, among other things, a possible public offering or private placement of common stock to new and existing shareholders. As previously announced, the Company has engaged a financial advisor to assist the Board of Directors in this evaluation.

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the second quarter ending June 30, 2014 follows.

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/14	3/31/14	6/30/13	6/30/14	6/30/13

Income Statement Data
Interest income	$10,166	$9,897	$11,168	$20,063	$22,426
Interest expense	2,552	2,597	2,816	5,149	5,776

Net interest income	7,614	7,300	8,352	14,914	16,650
Provision for loan losses	—	—	—	—	450

Net interest income after provision	7,614	7,300	8,352	14,914	16,200

Service charges on deposit accounts	487	468	506	955	999
Income from fiduciary activities	—	—	—	—	517
Bank card interchange fees	205	161	196	366	368
Other real estate owned income	18	7	230	25	342
Gains (losses) on sales of securities, net	2	44	703	46	703
Income from bank owned life insurance	62	76	305	138	384
Other	175	159	208	334	482

Non-interest income	949	915	2,148	1,864	3,795

Salaries & employee benefits	3,949	3,741	3,999	7,690	8,138
Occupancy and equipment	896	892	913	1,788	1,844
Other real estate owned expense	774	662	1,657	1,436	2,448
FDIC insurance	571	540	650	1,111	1,289
Franchise tax	405	425	537	830	1,074
Loan collection expense	389	539	2,407	928	3,442
Professional fees	764	558	499	1,322	905
Communications expense	165	235	179	400	354
Postage and delivery	94	110	102	204	215
Insurance expense	153	149	160	302	311
Other	784	651	706	1,435	1,353

Non-interest expense	8,944	8,502	11,809	17,446	21,373

Income (loss) before income taxes	(381)	(287)	(1,309)	(668)	(1,378)
Income tax expense (benefit)	(424)	—	—	(424)	—

Net income (loss)	43	(287)	(1,309)	(244)	(1,378)
Less:
Dividends on preferred stock	789	786	437	1,574	875
Accretion on preferred stock	—	—	45	—	90
Earnings allocated to participating securities	(74)	(97)	(110)	(173)	(131)

Net income (loss) attributable to common	$(672)	$(976)	$(1,681)	$(1,645)	$(2,212)

Weighted average shares – Basic	11,981,121	12,021,313	11,761,788	11,992,925	11,801,663
Weighted average shares – Diluted	11,981,121	12,021,313	11,761,788	11,992,925	11,801,663

Basic earnings (loss) per common share	$(0.06)	$(0.08)	$(0.14)	$(0.14)	$(0.19)
Diluted earnings (loss) per common share	$(0.06)	$(0.08)	$(0.14)	$(0.14)	$(0.19)
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/14	3/31/14	6/30/13	6/30/14	6/30/13

Average Balance Sheet Data
Assets	$1,056,888	$1,073,586	$1,104,807	$1,065,191	$1,128,182
Loans	677,643	698,184	806,941	687,857	839,542
Earning assets	991,416	1,019,173	1,050,515	1,005,218	1,080,824
Deposits	966,164	984,169	1,008,102	975,117	1,030,867
Long-term debt and advances	35,372	35,233	36,652	35,303	36,909
Interest bearing liabilities	893,921	911,186	941,059	902,506	962,153
Stockholders’ equity	37,690	36,992	46,904	37,343	47,324

Performance Ratios
Return on average assets	0.02%	(0.11)%	(0.48)%	(0.05)%	(0.25)%
Return on average equity	0.46	(3.15)	(11.19)	(1.32)	(5.87)
Yield on average earning assets (tax equivalent)	4.16	3.99	4.31	4.08	4.23
Cost of interest bearing liabilities	1.15	1.16	1.20	1.15	1.21
Net interest margin (tax equivalent)	3.13	2.96	3.24	3.04	3.15
Efficiency ratio	104.47	104.05	120.54	104.27	108.26

Loan Charge-off Data
Loans charged-off	$(3,130)	$(3,082)	$(3,404)	$(6,212)	$(21,366)
Recoveries	1,741	373	1,124	2,114	1,795
Net charge-offs	$(1,389)	$(2,709)	$(2,280)	$(4,098)	$(19,571)

Nonaccrual Loan Activity
Nonaccrual loans at beginning of period	$77,344	$101,767	$120,943	$101,767	$94,517
Net principal pay-downs	(12,195)	(10,245)	(8,118)	(22,440)	(12,223)
Charge-offs	(2,932)	(2,472)	(3,256)	(5,404)	(20,728)
Loans foreclosed and transferred to OREO	(18,524)	(16,895)	(11,875)	(35,419)	(15,523)
Loans returned to accrual status	(2,362)	(870)	(421)	(3,232)	(421)
Loans placed on nonaccrual during the period	3,044	6,059	14,912	9,103	66,563
Nonaccrual loans at end of period	$44,375	$77,344	$112,185	$44,375	$112,185

Troubled Debt Restructurings (TDRs)
Accruing	$32,389	$41,813	$54,927	$32,389	$54,927
Nonaccrual	18,500	30,640	46,510	18,500	46,510
Total	$50,889	$72,453	$101,437	$50,889	$101,437

Other Real Estate Owned (OREO) Activity (Net of Allowance)
OREO at beginning of period	$45,918	$30,892	$44,192	$30,892	$43,671
Real estate acquired	19,569	17,351	11,875	36,920	15,555
Valuation adjustment write-downs	(400)	(250)	(977)	(650)	(1,284)
Proceeds from sales of properties	(2,206)	(2,075)	(7,898)	(4,281)	(10,553)
Gain (loss) on sales, net	54	—	(162)	54	(359)
OREO at end of period	$62,935	$45,918	$47,030	$62,935	$47,030

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of	As of
	6/30/14	3/31/14	12/31/13	6/30/13
Assets
Loans	$643,030	$682,591	$709,326	$774,785
Loan loss reserve	(24,026)	(25,415)	(28,124)	(37,559)

Net loans	619,004	657,176	681,202	737,226
Mortgage loans held for sale	280	—	149	133
Securities held to maturity	43,488	43,550	43,612	—
Securities available for sale	180,723	166,442	163,344	176,942
Federal funds sold & interest bearing deposits	95,353	99,286	103,669	56,512
Cash and due from financial institutions	6,913	7,449	7,465	7,754
Premises and equipment	19,788	19,821	19,983	20,368
FHLB Stock	7,323	7,323	10,072	10,072
Other real estate owned	62,935	45,918	30,892	47,030
Accrued interest receivable and other assets	16,220	16,565	15,733	16,094

Total Assets	$1,052,027	$1,063,530	$1,076,121	$1,072,131

Liabilities and Equity
Certificates of deposit	$631,110	$656,475	$679,952	$690,557
Interest checking	76,625	79,689	84,626	78,218
Money market	95,946	89,678	79,349	65,620
Savings	37,178	38,524	36,292	40,121

Total interest bearing deposits	840,859	864,366	880,219	874,516
Demand deposits	109,956	110,507	107,486	106,320

Total deposits	950,815	974,873	987,705	980,836
Federal funds purchased & repurchase agreements	2,451	2,240	2,470	3,292
FHLB advances	14,134	4,345	4,492	5,016
Junior subordinated debentures	30,400	30,625	30,850	31,525
Accrued interest payable and other liabilities	16,453	15,110	14,673	12,710

Total liabilities	1,014,253	1,027,193	1,040,190	1,033,379
Stockholders’ equity	37,774	36,337	35,931	38,752

Total Liabilities and Stockholders’ Equity	$1,052,027	$1,063,530	$1,076,121	$1,072,131

Ending shares outstanding	13,104,853	12,894,741	12,840,999	12,322,207
Book value per common share	$(0.04)	$(0.15)	$(0.18)	$0.04
Tangible book value per common share	(0.13)	(0.25)	(0.29)	(0.10)

Asset Quality Data
Loan 90 days or more past due still on accrual	$—	$—	$232	$71
Nonaccrual loans	44,375	77,344	101,767	112,185
Total non-performing loans	44,375	77,344	101,999	112,256
Real estate acquired through foreclosures	62,935	45,918	30,892	47,030
Other repossessed assets	—	—	—	—
Total non-performing assets	$107,310	$123,262	$132,891	$159,286

Non-performing loans to total loans	6.90%	11.33%	14.38%	14.49%
Non-performing assets to total assets	10.20	11.59	12.35	14.86
Allowance for loan losses to non-performing loans	54.14	32.86	27.57	33.46
Allowance as % of loans evaluated individually	2.20	2.01	2.32	5.82
Allowance as % of loans evaluated collectively	3.95	4.10	4.41	4.56
Allowance for loan losses to total loans	3.74	3.72	3.96	4.85

Risk-based Capital Ratios
Tier I leverage ratio	4.89%	4.87%	4.95%	4.91%
Tier I risk-based capital ratio	7.31	7.22	7.34	6.88
Total risk-based capital ratio	11.07	10.93	11.03	10.46

FTE employees	275	263	260	264

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, President, 502-499-4800